Insights on Gold: Gold Investing Outlook Continues to Shine July 25, 2017 For Institutional Investor Use Only. Retail dissemination is prohibited. Filed Pursuant To Rule 433 Registration No. 333-217785 July 28, 2017

Discussion Agenda First Half: Gold delivered returns in excess of 8%* Demand trends: Investors may be seeking out gold in an effort to enhance portfolio returns and diversification amid low global rates Countering dollar strength: Why combining GLD® (SPDR® Gold Shares) and GLDW (SPDR® Long Dollar Gold Trust) may help investors minimize the effect of currency movements * Source: Bloomberg Financial L.P. & SSGA. Date start from 12/31/20016 to 6/30/2017, and exact return is 8.43%

Gold Performance vs Commodities and Bonds Source: Bloomberg Financial L.P. & World Gold Council. Date start from 12/31/2016 to 6/30/2017. Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. Performance is not meant to represent the performance of any particular exchange traded fund. This material shows information for indices. An index is unmanaged, is not subject to fees, and is not available for direct investment.

Gold Spot Price ($/oz) Performance Source: Bloomberg Financial L.P., Data as of 6/30/2017. Proxy for gold is LBMA Gold Price PM USD. Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. Performance is not meant to represent the performance of any particular exchange traded fund. 1H’2016 vs 1H’2017

GLD YTD Flows are Third Largest Among SPDR Family of ETFs Source: SSGA & Bloomberg Financial L.P. Data as of 6/30/2017 This information above should not be construed as a recommendation to invest in a particular security. YTD Flows ($M)

Quarterly Flows by Region Date as of 6/30/2017 $/Ounce Percent

What do you believe are the biggest risks to portfolio performance? (check all that apply) High Inflation Trade wars Expensive stock valuations Political risk in Europe Political gridlock in Washington Polling Question 1

Gold return seasonality (1986-2016) Source: World Gold Council & Bloomberg Financial L.P. As if 12/31/2016 Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. Performance is not meant to represent the performance of any particular exchange traded fund. Gold is measured by LBMA Gold Price PM ($/oz) 90% confidence band measures the probability that a value will fall between upper and lower bound

Average Annual Demand Source: World Gold Council as of 12/31/2016

Emerging Markets are the largest source of physical demand led by China and India Source: World Gold Council as of 12/31/2017

Current Implied Probability of an Interest Rate hike is Almost 50/50 Source: Bloomberg Financial L.P. & SSGA Date as of 7/17/2017

Growth in Europe and Asia for Bars and Coins Source: World Gold Council Date as of 12/31/2016 Tonnes

How do you expect the dollar to perform over the next 12 (OR 6) months? Strengthen Weaken Stay more or less around the same level I’m not sure/don’t have a strong view Polling Question 2

US Dollar and Gold Have Historically Tended to Move in Opposite Directions Gold & USD Semi-Annual Returns Source: Bloomberg, State Street Global Advisors (SSGA), from December 31, 2015 to June 30, 2017. Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. Performance is not meant to represent the performance of any particular exchange traded fund. Percent

Comparison between GLD and GLDW Source: Bloomberg Financial L.P. & SSGA, Date as of 6/30/2017 Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance. It is not possible to invest directly in an index.

Divergence of Volatility Source: Bloomberg Financial L.P. & SSGA as of 6/30/2017 Past performance is not a guarantee of future results

Gold’s Historical Returns Source: World Gold Council & Bloomberg Financial L.P. As of 12/31/2016 Past performance is not a guarantee of future results. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income. Performance above does not reflect charges and expenses associated with a fund or brokerage commissions associated with buying and selling exchange traded funds. Gold is measured by LBMA Gold Price PM ($/oz) Long-term asset performance

Correlation of S&P 500 versus Gold & Commodities

GLD’s Role in Multi-Asset Portfolios Source: Bloomberg Financial L.P.. & SSGA

How do you expect the dollar to perform over the next 12 months? Strengthen Weaken Stay more or less around the same level I’m not sure/don’t have a strong view Polling Question 3

Q&A

Standardized Performance Source: spdrs.com Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance. The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ. Gross Expense Ratio: 0.40% SPDR® Gold Shares Performance as of June 30, 2017

Standardized Performance Source: spdrs.com Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance. The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ. Gross Expense Ratio: 0.50% SPDR® Long Dollar Gold Trust Performance as of June 30, 2017

Important Disclosures Important risk information Investing involves risk, and you could lose money on an investment in each of SPDR® Gold Shares Trust (“GLD®”) and SPDR® Long Dollar Gold Trust (“GLDW”) (together, the “Funds”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. GLDW is subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). U.S. regulation of swap agreements is rapidly changing and is subject to further regulatory developments which could be adverse to GLDW. GLDW’s swap agreements will be subject to counterparty risk and liquidity risk. Currency exchange rates between the U.S. dollar and non-U.S. currencies may fluctuate significantly over short periods of time and may cause the value of GLDW’s investments to decline. GLDW is a passive investment vehicle that is designed to track the Index. GLDW’s performance may deviate from changes in the levels of its Index (i.e., create “tracking error” between GLDW and the Index) for a number of reasons, such as the fees and expenses of GLDW, which are not accounted for by the Index. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Shares Trust (“GLD ®”) and SPDR® Long Dollar Gold Trust (“GLDW”): The SPDR® Gold Shares Trust (“GLD®”) and the SPDR® Long Dollar Gold Trust (“GLDW”) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. GLDW has also filed the prospectus with the National Futures Association. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these offerings. Please see each Fund’s prospectus for a detailed discussion of the risks of investing in each Fund’s shares. The GLD prospectus is available by clicking here, and the GLDW prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. Neither Fund is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”). As a result, shareholders of each Fund do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act. GLD is not subject to regulation under the CEA. As a result, shareholders of GLD do not have the protections afforded by the CEA. Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses). Fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLDW shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLDW shares relates directly to the value of the gold held by GLDW (less its expenses) and the value of a basket (“FX Basket”) comprising the euro, Japanese yen, British pound sterling, Canadian dollar, Swedish krona and Swiss franc (“Reference Currencies”) against the U.S. dollar. A decline in the price of gold and/or an increase in the value of the Reference Currencies comprising the FX basket against the U.S. dollar could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold and the price of each Reference Currency against the U.S. dollar represented by them. Neither Fund generates any income.

Important Disclosures and as each Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Fund share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council in not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of the Sponsor of each of GLD and GLDW. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. Important Information Relating to Solactive GLD® Long USD Gold Index: GLDW is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trademark or the Index value at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards GLDW, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors in and/or financial intermediaries transacting in or with GLDW. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trademark for the purpose of use in connection with GLDW constitutes a recommendation by Solactive AG to invest capital in GLDW nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in GLDW. For more information, please contact the Marketing Agent for GLD and GLDW: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR® S&P 500® ETF Trust, SPDR® S&P MidCap 400® ETF Trust and SPDR® Dow Jones Industrial Average ETF Trust, all unit investment trusts. ALPS Distributors, Inc. is not affiliated with State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributor LLC is the distributor for some of the registered products on behalf of the advisor. SSGA Funds Management has retained Blackstone/GSO Debt Funds Management LLC as the sub-advisor to the SPDR Blackstone /GSO Senior Loan EFT. Blackstone/GSO Debt Funds Management LLC and State Street Global Advisors Funds Distributors, LLC are not affiliated. Before investing, consider the funds’ investment objectives, risks, charges, and expenses. For SPDR funds, you may obtain a prospectus or summary prospectus containing this and other information by calling 1‐866‐787‐2257 or visiting www.spdrs.com. Please read the prospectus carefully before investing. Not FDIC Insured, No Bank Guarantee, May Lose Value. © 2017 State Street Corporation. All Rights Reserved. State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA 02111 Expiration date - 10/31/17 IBG - 24430

Important Disclosures COPYRIGHT AND OTHER RIGHTS © 2017 World Gold Council. All rights reserved. World Gold Council and the Circle device are trade marks of the World Gold Council or its affiliates. No part of this presentation may be copied, reproduced, republished, sold, distributed, transmitted, circulated, modified, displayed or otherwise used for any purpose whatsoever, including, without limitation, as a basis for preparing derivative works, without the prior written authorization of the World Gold Council. Thomson Reuters and GFMS, Thomson Reuters content is the intellectual property of Thomson Reuters. Any copying, republication or redistribution of Thomson Reuters content, including by framing or similar means, is expressly prohibited without the prior written consent of Thomson Reuters. Thomson Reuters shall not be liable for any errors or delays in its content, or for any actions taken in reliance thereon. "Thomson Reuters" is a trademark of Thomson Reuters and its affiliated companies. All references to LBMA Gold Price have been provided for informational purposes only. ICE Benchmark Administration Limited accepts no liability or responsibility for the accuracy of the prices or the underlying product to which the prices may be referenced. Other third party content is the intellectual property of the respective third party and all rights are reserved to them. All rights reserved. No organization or individual is permitted to reproduce, distribute or otherwise use the statistics and information in this report without the written agreement of the copyright owners.

Important Disclosures DISCLAIMER This presentation contains forward-looking statements. The use of the words “believes,” “expects,” “may,” or “suggests” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the analysis of the World Gold Council. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions all of which are difficult or impossible to predict accurately. In addition, the demand for gold and the international gold markets are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the World Gold Council that the forward-looking statements will be achieved. We caution you not to place undue reliance on our forward-looking statements. Except in the normal course of our publication cycle, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements. Past performance is no indication of future results. This presentation is provided solely for general information and educational purposes. It is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. It does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments. While we have checked the accuracy of the information in this presentation, the World Gold Council does not warrant or guarantee the accuracy, completeness or reliability of this information. The World Gold Council does not undertake to update or advise of changes to the information in this presentation. The World Gold Council does not accept responsibility for any losses or damages arising directly or indirectly, from the use of this document, even if notified of the possibility of such losses or damages. This presentation does not purport to make any recommendations or provide any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this presentation. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision. Expressions of opinion are those of the author and are subject to change without notice. This presentation is provided solely for general information and educational purposes. It is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. It does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments. Expressions of opinion are those of the author and are subject to change without notice.

Insights on gold Gold Investing Outlook Continues to Shine    [Start of recorded material]        Tom Lydon: Hi. This is Tom Lydon, editor of ETF Trends. And welcome to today’s webcast: Gold Investing Outlook Continues to Shine. First of all, we’d like to thank State Street Global Advisors and also World Gold Council for sponsoring today’s webcast. Some of the things we’ll be talking about today will be the outlook for gold demand and supply. We’ll talk about gold’s performance as interest rates, volatility, and economic growth are all expected to increase, and also the effect that a weak and a strong dollar have on gold’s role in a well diversified portfolio.    Now, before I introduce today’s speakers, allow me to go through a couple housekeeping items. First, as always, gold is a very, very popular subject, and it really brings a lot of questions. So don’t hold back. On the right-hand side of your dashboard, there’s a Q&A tab. Just click on that any time you have a question. Type it in. We’re going to try to get to as many questions as possible throughout the presentation.    And speaking of questions, we have questions for you, the advisors on today’s call — specific questions regarding gold and how you’re allocating gold and your feelings toward gold. So again, there are no wrong answers, but please select the multiple-choice answer that best suits you. We’re going to share the results of these polling questions towards the end of the presentation. Now, we’ve got some resources. On the bottom of your screen, there’s a green-colored folder. In that folder is a copy of the PowerPoint presentation that we’ll be addressing today along with some specific research reports and some key information on some of the ETF strategies that we’ll talk about today. So when you get a chance, look at those. And then finally, in the teal-colored folder on the bottom of your screen is a survey.        It’s very, very brief, but we’d love for you to take a minute and fill it out. And if you do, your name will be thrown into a hat and three lucky advisors are going to be randomly selected to win a Starbuck’s gift card. So thank you for allowing me to go through the housekeeping. Thanks again for being a part of this presentation. It’s my pleasure to introduce today’s speakers. First, George Milling- Stanley is head of Gold Strategy at State Street Global Advisors.    George joined State Street Global Advisors in November of 2014, and George retired from a 15-year career with the World Gold Council in 2011. He’s an acknowledged authority in all aspects of the gold business. George is a regular speaker at international conferences and a good friend. George, great to have you back.

Tom Lydon: Next, Juan Carlos Artigas is the director of Investment Research at the World Gold Council. Juan Carlos’s responsibilities include managing the Global Investment Research team and providing oversight of research initiatives related to positioning gold as an integral part of an investor’s portfolio. Juan Carlos has contributed significantly to reshaping World Gold Council’s approach to investment research through robust financial analysis and the introduction of ideas such as gold as a tail-risk hedge, which has helped further gold’s case among professional investors. Juan Carlos has participated in webcasts and our virtual conferences in the past. JC, it’s great to have you back. Thank you. JC Artigas: Thank you so much, Tom. It’s a pleasure to be here. Tom Lydon: So George, maybe I can ask you: Explain the unique relationship between State Street Global Advisors and the World Gold Council. It’s very interesting. George M-Stanley: Yeah. That’s an easy one for me, given that I’ve worked for both companies in the past. The American subsidiary of World Gold Council that sponsored GLD, the first ETF in this market to be backed by physical gold, shows SSgA as its marketing agent for the fund back in 2004, when it was first launched. And I think experience has demonstrated that was a good decision. GLD is the clear market leader in the gold space, with $33 billion worth of gold supporting the shares in issue.        So it should come as no surprise that when another U.S. subsidiary of World Gold Council decided to sponsor GLDW — a sister product of GLD — in January of this year, SSgA was awarded the role of marketing agent again. I think it’s fair to say that both World Gold Council and State Street derive great benefit from this excellent partnership. And for investors, these products have helped gold become a mainstream investment. So a great relationship all around.    Tom Lydon: Excellent. Excellent, George. Well, thank you. So let’s get started. We’re going to talk about gold investing and the outlook as we move forward. Some of the things, as I touched on briefly: The first half of the year, gold delivered returns in excess of actually 9 percent, and the demand and the trends continue. Investors are seeking out gold as an effort to enhance a portfolio. In noncorrelated assets, it’s very, very popular right now.    We’ll also talk a little bit about countering the dollar strength, too. So a lot of advisors are really taking account not only equities, fixed income, noncorrelated assets, but really looking at currency, as well. And now through GLDW, we also have that availability that we’re going to dive into a little bit. But Juan Carlos, let’s start with you.

My first question: Gold has been somewhat weaker since the Fed interest-rate increase in June. How would you categorize the year so far for gold?    JC Artigas:    Thank you, Tom. Yeah, indeed there was a little bit of a pullback earlier, in the second half of the year, so meaning just a few weeks ago. But we have actually recovered from that — er, gold has recovered. By now, year to date, we’re about 8 per-- sorry, about 9 percent in terms of the gold return.    But looking back and looking at the first half of the year, there were various factors that, combined, helped push gold forward. Those included a weaker dollar but also market uncertainty in spite of the [observed] low-volatility environment that some investors [are] actually not only noticing but trying to take advantage of.    Finally, there has been quite a strong demand especially in Europe, and there has been a recovery in Asian demand from the weaker levels since last year. However, I think that the most important —    Tom Lydon: [Crosstalk]    JC Artigas: Yes. Sorry, I was just going to say that when investors look at gold all around, they can see, as you were saying, the importance of gold not only as a diversifier but also now as a source of return.    Tom Lydon: So George, over to you. A lot of folks are looking at gold, and a lot of folks are looking at ETFs. So far in

2017 it’s interesting, but flows into gold-backed ETFs have been weaker than what we saw in 2016. How would you categorize — or characterize, let’s say — ETF activity during the first half of the year as it pertains to gold?        George M-Stanley: You’re right, Tom. We’ve not seen the size of inflows of investor money into gold-backed ETFs this year that we saw during the first half of 2016. But you have to remember that the performance of the gold price has been markedly different this year from what we witnessed in 2016. By this point last year, gold had risen 30 percent from the lows seen at the time of the first Fed rate increase in December, 2015, and there was a lot of pent-up demand.    But that said, GLD continues to thrive. Investors bought an additional $1.3 billion worth of shares, equivalent to 37 tonnes, of gold during the first half of this year. And what investors are telling me is they’re continuing to use gold to counterbalance their increased exposure to stocks and other riskier assets. And if you look on the next slide, you’ll see the data supports this.    GLD flows in the first half of this year were the third-largest among the whole SPDR family of ETFs. That’s quite an achievement.    Tom Lydon: Well, it sure is. So Juan Carlos, is the trend similar in the rest of the world?

JC Artigas:    Well, Tom, as I was saying before, gold has increased about 9 percent in dollar terms, but we’ve seen really interesting activity around the rest of the world.    Actually, inflows into ETFs around the world have been quite robust, in particular in Europe. What we can see, actually, on the next slide is that this year Germany in particular, amongst some of the European funds, but also the U.K. and Switzerland, have accounted — or at least in the first half of the year they brought in about 130 tonnes of gold. They captured about 70 percent of inflows during the first half, and that percentage actually continues to grow.    Now, in Asia, we saw some smaller inflows coming out in the first year, but we have started to see a slight reversal of the trend in July.    Tom Lydon: Excellent, excellent. So that’s kind of a good recap of what we’ve had so far this — the first half, but a lot of advisors want to know what the perspective might be on the second half.    And with that, before I get your feelings, let’s toss this question out to the advisors: So as an advisor, what do you believe are the biggest risks to portfolio performance? Would it be high inflation, trade wars, expensive stock valuations, political risk in Europe, or political gridlock in Washington?    So you can actually, in this case, check all that apply. So if you’re very heavy in certain ones, just check those. If there’s one that stands out for you, just check that one. It’s going to be interesting, again, to share the results towards the end of the presentation. So while advisors are answering that question, George, kind of back to you: What do you think is responsible for the softness in the gold price since the rate hike in June?        What’s your take on demand for the rest of 2017?    George M-Stanley: Well, as usual before a rate hike, there was a good deal of speculative selling in gold in early June. That brought the price back from the $1,290/ounce level that we saw at the beginning of the month. That selling was enough to trigger some important technical levels, with the weakness that we’re seeing now a result of further speculative selling.    In addition, I think that some in the speculative community are thinking the gold market will suffer what they’ve come to expect as the summer doldrums. Now, I don’t think the seasonalities that we used to see in the summer are anywhere near as important for gold now as they were 10 or 15 years ago, when demand was dominated by jewelry at 80 percent of the total and more, and investment demand was only a relatively small part of the equation.    But since we launched GLD in 2004, investment has become much more of a force, at times an almost equal partner with jewelry. And that, I think, has changed the seasonalities in many ways.    Tom Lydon: Juan Carlos, anything to add to that?

JC Artigas:    Yeah. I was going to actually say, Tom, that interestingly the seasonality that does seem to persist is gold-price strength around September.    We’ve done historical analysis, and that historical analysis suggests that the price of gold has increased two-thirds of the time in September over the past 35 years. The data shows that September is actually the only statistically significant movement in the price of gold for a given year. Looking back at history at least informs you of how the gold market and the gold price behaves.    And that makes intuitive sense because September marks the confluence of two trends: one, the start of the buying season in India and, on the other hand, that global investors start to come back from the summer and usually reposition their portfolios ahead of the end of the year.    George M-Stanley: I think what we’re saying is that we’re both agreed here that the current softness in the price could be a very, very good buying opportunity.    Tom Lydon: Yeah, interesting. Interesting, guys. So JC, turning back to you for a second, can you give us a perspective on the outlook for the rest of the year, a little bit more detail on some of the things you’ve just touched on?

JC Artigas:    Yeah, so let me start by giving the audience a general sense of demand for gold. Generally speaking, jewelry makes up the lion’s share of demand — 54 percent on average over the past 10 years — followed by 30 percent from investment, which includes bars, coins, and gold-backed ETFs.    Ten percent usually comes from electronics, and about 6 percent has come from central banks over the past 10 years. Now, geographically — if we move to the next slide? — the largest source of physical consumer demand is led by India and China. The reason why this is relevant is when we look at this picture or against this backdrop, when we start to look forward And I’m going to concentrate on some of the key markets.    First, India: Indian demand has already improved from last year, which actually was one of the lowest levels since 2009 due to a combination of factors. And looking forward, the single biggest challenge to the Indian economy and gold is how the new tax structure, the so-called “[general sinner]” tax or GST, will fare. We expect the economy to be better adapted to GST within the next three months and onwards from there.    Combined with expectations of a better monsoon from the meteorology experts, it should result in a stronger gold demand for the year compared to last year. We expect demand for 2017 to be between 650-750 tonnes, with a bias towards the higher end. Now, in terms of China, consumer demand in China is also looking better than last year.

We expect jewelry demand to plateau after a few years of contractions, and we expect investment demand in the form of bars and coins to increase. Overall we expect between 900-1,000 tonnes of gold from China this year. For PDOC, the Chinese central bank, it hasn’t increased its gold reserves in the past several months. But it is not surprising, given that for a while in the past their overall level of reserves were falling as they were selling particularly Treasurys.        By now, [FX] have continued to expand or have started to expand again. And we believe that like any other emerging-market central bank, the use for gold in foreign reserves remains key. Now, moving to investment demand: Higher interest rates are generally seen as a headwind, as they increase the opportunity cost of investing in gold; however, gold returns have historically been positive, on average, when real returns are up to 4 percent.    So the reality is that real rates are still quite low from a historical perspective and, in various parts of the world, are negative. Indeed, the market is actually now pricing less than 40 percent — well, less than 50 percent — 40 percent when I last checked earlier this week of a rate hike by December.    And finally, if we move to — sorry — the next slide, I just wanted to add that there has been a lot of good growth happening in Europe and in Asia from a bar and coin perspective. So it’s not only what happens in the gold-backed ETF market, where there’s a lot of

emphasis, but also the physical gold bar and coin markets that have really grown over the past decade.        Tom Lydon: Juan Carlos, while you’re talking about this slide for a second, I’m just going to throw a question out to you. I think for advisors and even individual investors that now know they can buy gold within an ETF For investors and advisors over in Europe and over in China, is it not as readily available? Do they not know of this availability? And is that why you’re seeing greater purchases in bars and coins?    JC Artigas: I think that there are many ways to buy gold, and they serve various specific purposes. Gold-backed ETFs have gained popularity as a means to [cost-effectively track] the price of gold. However, I think that physical bar and coin demand is very good and complementary across markets. And again, there are many, many investors in the U.S. and abroad that utilize it as a way to access gold.    In particular in Europe, actually, gold-backed ETFs, as I mentioned in the past, have started to gain even more popularity — Germany, to highlight one country, but it spans across other markets. So it complements the markets. And in Asia, in particular in China, gold- backed ETFs have also started to pick up since last year, even more than the years before. But there’s a really well established gold bar and coin market, a very healthy market.

In reality, when you look back at overall demand, about 25 percent of gold-investment demand is coming from ETFs — which, again, is good — but still, two-thirds of demand is in the form of bar and coins. And again, there are multiple, multiple reasons why these two markets are complementary. I’m sure George can speak at more length about gold-backed ETFs in particular.    Tom Lydon:    Yeah, [crosstalk]    George M-Stanley: Yeah. I think that there’s a lot of countries, Tom    Tom Lydon: Go ahead, George.    George M-Stanley: There’s a lot of countries where there are not reliable physically backed gold ETFs available to investors, which is part of the reason why bar and coin remains the biggest single source of investment demand in the world these days.    Tom Lydon: Yeah, absolutely. And George, we want to follow through with a little bit more, but we have a quick question, another question for the advisors.    And here it is: How do you expect the dollar to perform over the next 12 months? Do you feel it will strengthen, weaken, stay more or less around at the same level, or you’re not really sure or you don’t really have a view? So we’re giving you an out there. But again, there are no wrong answers. So do you think the dollar will

strengthen, weaken, stay about flat, or you don’t want to participate in this question?        So while folks are answering that question, George, maybe we can come to you. As we see the outlook for the dollar is rather mixed at present — it started out somewhat strong about six months ago, and it’s been weak the last six months — how does it compare to what you’re hearing from investors about their expectation for the dollar and gold?    George M-Stanley: You’re absolutely right, Tom. None of the investors or advisors that I’ve been talking with seems to have a clear expectation of where the dollar is likely to be, and there’s a total absence of the usual consensus on the outlook.    Investors were generally more bullish on the dollar last year, especially in the second half. But so far in 2017, the dollar has weakened by around 6 percent or so. Generally we expect a weaker dollar to be supportive of higher gold prices. That’s what’s transpired this year, with gold being up by about the same percentage as the dollar is down.    That’s rather restricted the potential of the new product that we brought to market this January in collaboration with the U.S. subsidiary of World Gold Council, the SPDR Long Dollar Gold Trust, ticker symbol GLDW. Just like GLD, GLDW is 100 percent backed by physical gold, and that is the only asset that both ETFs hold.

But as its name indicates, GLDW seeks to offer investors a long position in gold priced not in dollars like GLD but, rather, in a basket of six foreign currencies. These currencies are the euro, the yen, the pound, the Canadian dollar, Swedish krona, and the Swiss franc. The new ETF was designed to counter the potential for a strengthening dollar to have an adverse impact on the performance of gold priced in dollars.        While the structure includes a currency overlay, movements in the currencies are reconciled through an exchange of physical gold. Now, if we look at the next slide, there are obvious differences between the two products. GLD tends to benefit from a weaker dollar, GLDW from a stronger dollar. But they can also be complementary within a portfolio.    Rather than trying to second-guess the foreign-exchange markets by trading back and forth between the two ETFs, some investors have told me they’ve simply split their gold allocation between the two products. What that does — it effectively removes expected movements in foreign exchange from the decisionmaking process, and that allows investors to focus on the key arguments in favor of a strategic allocation to gold.    I would summarize these as gold’s low correlation to other assets; its relatively low place on the spectrum of volatility; and its historical record of offering some protection against the unexpected, both macroeconomic and geopolitical. So I would characterize

GLDW as gold for a strong-dollar environment. Given that, GLDW outperformed GLD during February as the dollar strengthened, but the weaker dollar since then has not been helpful to the new product.        Now, they say timing is the key to success in financial markets. There’s some truth to that assertion, and there can be no doubt that timing so far has limited the success of GLDW. The product is designed specifically for a strong-dollar environment, and the dollar has done nothing but weaken virtually ever since GLDW was launched. But I believe markets are still cyclical.    The dollar will rise again sometime in the future, and at that point GLDW will have the success that this innovative new product genuinely deserves.    Tom Lydon: Excellent, George. So George, I know every week you’re talking to many advisors, you’re talking to institutions. As advisors that embrace ETFs, I think we’ve been seeing a lot for many years about the opportunities to invest in ETFs that represent equities overseas but also hedge the currency.    Now with this kind of similar strategy, can you talk a little bit about how institutions might be utilizing GLD versus GLDW within the portfolios?

George M-Stanley:    I think at this point we would have to say it’s very early days for GLDW. We only brought it to market on January the 30th, so it hasn’t even been out there for six months yet.    That means it doesn’t qualify to be on the platforms of some of the bigger companies — the big wirehouses, for example — which have very strict parameters as to what they can actually allow their financial advisors to invest in. We’ve not seen a huge amount of money moving into GLDW as of yet. There have been some creations. There have been some redemptions, as you would expect in any live fund. But we’ve not seen huge amounts of money coming in, and I think that that is purely and simply — that’s a function of the fact of what’s happened in foreign-exchange markets.    The dollar was relatively strong in February. GLDW performed quite well, and we did see creations come into GLDW during that month. But ever since then, the dollar has been on a downward track. My guess is that we are likely to see further weakness in the dollar as the year goes on, given that the spectre of further interest- rate rises from the Fed seems to be gradually diminishing. Nobody is expecting the FOMC to take any action on interest rates tomorrow, when they make their announcement.    The betting on a September hike has virtually disappeared. And as Juan Carlos said earlier, the odds on a December hike have dipped to around/about the 40 percent area right now. So I think that the environment has been unfavorable for GLDW so far in 2017. But as

I said, I cling to the belief that markets are cyclical. We will see the dollar rise again at some point. I don’t know when, but we will see the dollar go up again at some point.        Maybe not until next year. We’ll have to wait and see. And I think that when that happens, then there will be institutional money coming into GLDW. There’s a lot of interest in the product, but it doesn’t yet have the liquidity that GLD has, which I think has been a deterrent for some people, and trading spreads have been comparatively wide compared to GLD. But those are easy obstacles to overcome once the product develops some momentum. And that will happen when the dollar picks up, Tom. That’s the best I can offer.    Tom Lydon: Yeah. Yeah, absolutely. Well, we’re getting some good questions regarding a lot of the things you just touched on — which reminds me, folks: If you have a question, now is a great time. Just click on the Q&A area, type in your question. We’re going to have time to get to a lot of your questions in a little bit, so please type that in. Also, if you haven’t yet, go in the teal-colored folder and fill out the survey. It will just take a minute.    We really would appreciate that. Three lucky advisors are going to win a Starbuck’s gift card. So JC, I’d love to come over to you. Another theme that seems to be on everybody’s mind is volatility. What’s your perspective on the current low-volatility environment?

JC Artigas:    Thank you, Tom. Look, absolutely I think that market uncertainty is a recurring theme. And while volatility is low, all the risk measures seem to point out that investors are buying protection in the event of a correction.    Look, I think that what’s interesting is that every calendar year that the S&P 500 has [pulled] more than 10 percent since the 1970s, the gold price has gone up. So it doesn’t have to be an extreme event that never happens. Actually, seeing a pullback for about 10 percent in stocks may occur more often than investors think.    So when you actually look at the right type of diversification, on the one hand, I think that gold stands out, as it typically — the correlation to stocks becomes more negative as the stock market pulls back more. And as I was saying earlier, gold is also starting to be seen as a source of return, not just for protection but also as a way to complement a portfolio.    Especially in an environment where options are limited and investing in bonds may not be as attractive, investors are adding risk to their portfolios by increasing their exposure to stocks. And therefore, gold can serve as a very good ballast or a balance to the additional risk and, at the same time, provide returns.    Tom Lydon: Okay. So specifically, JC, a lot of advisors, I think, are looking to gold now. We’re going to share the polling results in a little bit, but folks are a little bit concerned about

overvaluations in equities. From your perspective, really, what are gold’s strengths? And what role do they play in a portfolio?        JC Artigas: I would say, again, something that potentially surprises investors as they start to get more familiar with gold is the fact that actually gold returns have been quite strong over the long run. If you look back at the 1970s or the past 20 years or the past 10 years, gold returns have been quite competitive relative to stocks, as well.    So it’s not that investors are looking at an asset that provides almost no return and they are just using it for a potential correction, but actually it’s a market that is underpinned by long-term economic growth — so consumer demand in terms of jewelry and investment, and investment in particular in the form of long-term savings.    And it’s complemented by its use as a way to preserve capital, especially in periods of risk. So if we move to the next slide? This is, I think, quite interesting because diversifiers are an important part of portfolios. However, the diversification that really works is a diversification that happens during downturns, where you have a pullback in stocks or in broader markets.    And that’s when the diversifier is actually giving you some protection. Gold is quite unique from that perspective because the correlation to stocks tends to become more negative as stocks fall further. But at the same time, if stocks — or at least historically as stocks have moved up quite a bit, when you have a strong pull up or

a strong bull run, the correlation between gold and stocks has tended to increase.        This is actually driven by the consumer side or the economic [and] income growth related to emerging markets in particular, but all consumers and investors around the world.    Tom Lydon: George, anything you want to add to that, what JC just shared?    George M-Stanley: Yeah. If you could put the next slide up, Tom?    What you’re looking at: This is a recently published white paper from my team that demonstrates how gold fits very well into the sort of multi-asset portfolios that investors are increasingly using these days. These are the portfolios that include strategies involving the selection of equities based on capitalization — large cap and small cap and so on; style — growth and value; sector — technology, financials, et cetera; and geography — the U.S., China, general emerging markets, whatever.    And a similarly broad range of choices occurs across the fixed- income universe, as well, involving a mix of duration, risk profile, geography, currency, and so on. So our white paper, “The Role of Gold in Today’s Multi-Asset Portfolio,” looked at hypothetical global multi-asset portfolios with a variety of allocations to gold, ranging between zero at the bottom end all the way up to 10 percent at the top.

And to put the conclusion simply: The portfolio that offered the highest risk-adjusted return was the one with the 10 percent allocation to gold. That was the optimal portfolio. And basically, I’ve got to tell you I’m a fan of anything that improves my Sharpe ratio.    Tom Lydon:    Exactly, exactly. And I just want to make a note here: If you want to get a copy of this, it’s part of one of the reports that’s available in the green-colored folder on the bottom of your screen.    So there’s some great research that’s available. And not only that — George’s team does a great job of keeping folks and advisors up to speed regularly on what’s going on with gold. So it’s very easy to reach out to State Street to get this information on a regular basis. So download it and reach out to them if you like it. Also, we’re going to dive into some questions in a minute, as well.    But first we have a final polling question, and here it is: Do you plan on initiating or adding to a SPDR gold share, GLD, by the end of the year? So for your firm, is it a yes, no, or you’re looking at it and still doing a little bit of research? Okay, so I’ll leave that up for a second. And while your advisors are answering this, George, I’m going to come back to you.    And Juan Carlos, you can add in here, as well. A couple of things you touched on we’ve had a few more questions. We haven’t really seen inflation kick in, although we’re starting to see not just home prices come up a little bit. We’re seeing a little bit of wage growth starting to peek its head up a little bit. Those are some positive things on the inflationary side. What’s it going to take from a fundamental        We know that there’s a demand for gold around the world. But also when you start to see days kind of like today, where some of the commodities are starting to spike, does that ultimately have a positive effect on the price of gold?    George M-Stanley: I don’t know that the movements in the general commodity complex necessarily have a lot to tell us about what gold is going to do.    If you look back at correlations, you’ll see that the statistical correlation between gold and the commodity complex as a whole is not especially strong. It’s nowhere near as strong as many people would like to believe it. I think it’s much more that gold is going to respond not so much to what happens in other commodities, but it’s going to respond much more to what’s happening in the economy at large. It’s going to respond much more to potential for increased geopolitical tension.    We seem to have plenty of that around these days. I think that gold is going to respond much more to those so that we’re likely to see safe-haven buying coming into the gold market irrespective of what happens to the commodity complex as a whole. But what interests me is that there’s a We’re also seeing At the same time as we’re seeing some safe-haven buying, we’re actually seeing a good deal of individuals and institutions who are quietly rebuilding or establishing for the very first time those important strategic allocations to gold that fit within the context of a properly balanced portfolio.        The literature suggests that most portfolios would benefit from an allocation to gold somewhere in the range between 2-10 percent. Personally, I’ve found that 5 has been helpful for me over the last several dozen years that I’ve had a strategic allocation to gold. And there is a further body of literature that says in times of exceptional turbulence in financial markets in general, it can make sound market sense to double your strategic allocations so that instead of talking somewhere between 2-10 percent, you can be talking between 4-20 percent.    Juan Carlos was the one who first pointed me to that particular strain of literature. I’m going to ask him if he would like to comment further.    JC Artigas: Thank you, George. What I would add, Tom, to the question on gold and where gold sits or what gold is, I would say: Look, gold is a unique asset class. It certainly stands out from the commodity complex. It simply just doesn’t behave in the same way that others do for fundamental reasons.    There [are] very specific reasons. Gold [is] used also as a currency, as part of foreign reserves, and many others. But the most important thing, I think, is: Look, the World Gold Council focuses on gold on

advancing or helping investors understand gold, how it works, and how it works for their portfolios. So we want to make sure that        Every portfolio can be different. Financial advisors obviously speak to many, many investors, and each one of them may have individual needs. So we’re really happy to help investors understand how gold fits within their specific investments and their portfolios, and help advisors have those conversations with clients because we definitely think that the role of gold in a portfolio    For example, in a standard 60/40 portfolio, data suggests, the analysis suggests it’s about 5 percent. But again, there are very specific things that can help specific investors to have gold play a very, very important role in their long-term investments.    Tom Lydon: Excellent, excellent. So we’re going to take a second and review the polling questions. So here we go.    What do you believe are the biggest risks to portfolio performance today? So it’s almost six — er, more than six of 10 advisors feel “expensive stock valuations.” And then number two, about 44 percent feel “political gridlock in Washington.” JC, when you look at this — are you seeing more of this in the marketplace: that folks are most concerned about the stock market being a little bit too top- heavy?    JC Artigas: I would say that our conversations with investors are very consistent. Expensive valuations is in the minds of a lot of people, and uncertainty. As we were saying before, there’s a lot of uncertainty. It’s not necessarily seen in volatility levels on the market per se, but you can feel it when you talk to investors. And I think that that supports the case for gold as a strategic investment.        People don’t want to miss out on an upward-market trend on equities, so they are still investing [in] stocks and so on; but that is also increasing the risk of their portfolio. They have in the past used gold to balance some of that risk, especially as these pullbacks can happen, whether it is through market events, through geopolitical events and the environment. It’s based on that.    And if you couple that with the fact that after many years in recovery mode from the Great Recession global economies are starting to get a better pace and starting to try to expand again, that is supportive, actually, of the consumer side of gold. So on the one hand, you have better consumer sentiment. But on the other hand, you still have this uncertainty and these really, really [tough] valuations. So it’s a good example on the importance of considering gold as part of a portfolio.    Tom Lydon: Great. And here’s the next question: How do you expect the dollar to perform over the next 12 months? So the majority of advisors feel like it’s going to stay about the same. Twenty-six percent say the dollar is actually going to weaken from here, 18 percent — and that’s a very small percentage — feel it’s

strengthening, and there’s another 12 percent that really don’t have an opinion.        I’ll tell you, gentlemen, when I look at this, I’m a little shocked because in the last few years all we’ve been talking about is the strengthening dollar. George, when you see this, what do you think? We’ve surely had a shift in sentiment.    George M-Stanley: Yeah, I think that There’s always a tendency, when you’re trying to predict what’s going to happen, to forecast that whatever is happening now is going to continue forever.    It’s a very, very strong tendency that psychologists have identified in an awful lot of folk, and I think that’s what we’re seeing here. I think there’s also a sense We are in what used to be called the dog days of summer. I think there’s a lot of people who are hoping that things will stay pretty much the same so that when they come back from their wonderful vacations they’ll be able to step straight back into the markets and take whatever actions they want to.    They don’t want to come back to huge surprises. This is why so many people sell in May and go away. So that, to my mind, is I’m not thinking that this is a major shift in people’s outlooks at this point. Most people are expecting things to stay pretty much the same, and I think that’s probably wishful thinking on the part of most people.

JC Artigas:    And if I may add, Tom, another telling thing about the results — and I think that you see that, we hear that a lot from investors — is that it’s difficult to predict currencies.    Investors don’t have a clear view. Most of the people, 40 percent, may think that it may remain about the same; but equally, it can go up or down. I think that part of the point is understanding how that may influence gold and how to utilize gold vehicles to strengthen a portfolio in environments where the dollar can weaken or can strengthen.    Tom Lydon: Yeah, absolutely. Okay. Well, here’s the final question: Do you plan on initiating or adding to a GLD position by the end of the year? Almost 30 percent say yes, a little less than that say no. And as always through some of these educational webcasts, we’re throwing a lot of good educational information at advisors, and they go through it at their leisure. So about 41 percent are still doing research.    But George, when I look at this, it’s pretty positive. I think we have a lot of, in general, people not necessarily bullish on gold but bullish on the fact that gold deserves a portion of everybody’s portfolio.    George M-Stanley: Oh, I think you’re right. As I travel around the country talking to financial advisors and sometimes to the end clients, as well, I get a growing sense of the increasing appreciation for the role that gold can play as a strategic allocation.

Not so much people wanting to know: “Well, what’s the gold price going to do tomorrow or next week or next month because I’m thinking of taking a tactical position.” It’s much more a case of: “So what can gold do for me in the long term? Is it going to help me? How much should I have? And how will it help me?” These are much more the sort of questions that I’m finding. So I’m heartened to see that the majority of people want to do more research. There is plenty of research available. You mentioned what’s available from SSgA.        But I would be remiss if I did not point out that World Gold Council under Juan Carlos’s direction is producing an enormous amount of excellent actionable research that investors would be well advised to take a look at. So there’s a lot of material out there for people to study. I’m glad that people are doing their due diligence. That’s usually the precursor to people actually making investment decisions. And I think that’s an excellent situation for us to be in, Tom.    JC Artigas: And if I may add? And thank you, George, for your comments on our research. I appreciate it. Look, the World Gold Council is, for investors — or we want to be, for investors, a source of insight. We specialize on gold. We look at gold all the time. We want to make sure that people understand it because whatever their decision is — to invest or not to invest in gold — we believe that it needs to be based on factual research, on understanding the asset class.

And sometimes that is not easy to come by. We have a new head of Gold Market Strategy that joined us. Well, I say “new,” but actually he joined us back in January. So it’s been now about six months. We’re doing a lot of work also here in the U.S. And we welcome everybody to visit Gold.org, where you will find a wealth of information on gold, how it works, why it works, and how you can use it.            Tom Lydon: Yeah. And again, that’s Gold.org. There’s a lot of great information from the World Gold Council, so make sure you stop by that site, as well. Well, we’ve got some great questions. So hold tight because they really, really are good. So here’s the first one: “In the ‘80s and the ‘90s, there used to be a correlation between oil and gold. Do you still use that correlation?” Does that correlation still exist, gentlemen?    JC Artigas: Look, the correlation between gold and oil is fairly low. And not only that, it’s cyclical. So I think that what happens is You need to understand what the underlying factor is. It’s important to distinguish between a spurious correlation, meaning just two variables moving together for whatever reason, and what is the underlying cause.    What happens is that when there is really high inflation, people look for vehicles and investments to hedge those that deliver higher inflation. And through that sometimes an investor, especially in the ‘70s and the ‘80s, used gold as that. And also oil prices increased

during that period. Again, the point is not gold and oil. The point is the underlying driver.        So what happens with gold is that there are a few key drivers that you need to bear in mind. When it comes to inflation, it’s about extreme inflation or surprises to inflation, whether you have really high inflation or actually when people are concerned about inflation. Now, more importantly, it’s about really global inflation. So investors and consumers in India are concerned about what inflation is doing there, not necessarily what is happening with the CPI here in the U.S.    And when you look at gold, you need to understand that the long- term driver, as I mentioned earlier, is income growth. And in addition to that, perhaps, the movements that you see in the price of gold, it becomes countercyclical because when investors see pullbacks in the stock market they fly to quality, they fly to safety. And that safe haven — you know, gold is usually seen and used as that safe haven to protect wealth.    Tom Lydon: Okay, I’m going to get to the next question because we’ve got a lot of them. And I’m going to stick with you, JC. And I knew we’d get some questions about coins, but Ellen is asking: “Can you comment on the rare one-ounce gold coins in one’s portfolio?” So if you’re an advisor, do you actually have coins in clients’ portfolios versus GLD, where you’re actually getting the spot-gold allocation? And maybe things to think about one way versus the other? JC?

JC Artigas: Look, when you start to look at numismatic coins, you add additional variables that you need to consider. Look, gold — from our perspective, gold is a valuable component in the portfolio, and there are multiple ways to invest in it for multiple reasons. The bar and coin market, as I mentioned, is an important source of demand and a healthy source of demand, and gold-backed ETFs have gained momentum.        They can be quite cost-effective ways to track the price of gold. At the same time, that doesn’t mean that investors shouldn’t still be able to buy bars and coins. But again, I’m sure that George can weigh in on the use of gold-backed ETFs in the U.S. specifically and how investors are using it.    George M-Stanley: Yeah, I think that there’s a difference between the two products.    With numismatic coins — and that’s what the question is specifically asking about, rare coins — there’s a huge element of subjectivity in the valuation of those kind of things. I think that personally I prefer the objective valuation — you know, an ounce of gold is worth the price of one ounce of gold — as opposed to a one-ounce very, very rare gold coin. It might be worth 4 or 5 times the price of gold when you buy it. But when you come to sell it, you may find that it’s not worth quite as much.    You’ll find a much, much bigger spread between the purchase and sale prices of those kind of vehicles. They can be very beautiful, they can be very rare; but I think that we’re talking about museum pieces as compared to sound investments. One-ounce bullion coins, to my mind, make sense — although the premiums on those tend to be larger than you would be paying for an ETF.    Male Voice:    Yeah.    George M-Stanley: What we’ve found talking to investors about GLD is that what most investors want is something that is transparent, that is traded on a regulated stock exchange, that it’s as close a proxy as possible for the spot price of one ounce of gold, and that it is as secure as possible. GLD and GLDW fit the bill for those kind of investors.    Tom Lydon: Excellent. Great, George. So George, while I have you, Peter has got a great question: “What’s the counterparty risk of owning gold in an ETF? Could you please review the pros and cons of owning gold versus an ETF — in an ETF versus owning the physical gold itself?”    George M-Stanley: Counterparty risk would be exactly the same as it would be with any other transaction in equity shares. So that is whatever relationship you have with your broker.    It’s as simple as that. There’s no extra counterparty risk because GLD is backed by gold any more than there is extra counterparty risk because Apple makes iPhones. There’s no logical reason for anyone to think of a different kind of counterparty risk. As far as the contrast between investing in gold in an ETF and investing in gold in physical form is concerned: First of all, most of the physical forms of gold that people will buy, whether they’re small bars or coins, are liable to sell at a much higher premium — probably several percentage points — than the penny-wide spread that people typically pay on the stock market for GLD.        And the other thing is if you want to hold your gold in a facility with an equivalent degree of security to the vault of HSBC Bank in London, where the gold-backing GLD and GLDW are stored, it’s going to cost you as an investor probably a lot more than 40 basis points, which is the expense ratio for GLD, or 50 basis points, which is the expense ratio for GLDW.    When we were putting GLD together, we looked at what it would cost a range of investors to hold gold in an allocated account with a custodian with a long track record, such as HSBC Bank, and we found it ranged anywhere between 100-500 basis points. So to my mind, the logic is incontrovertible.    The more cost-effective investment for most investors is going to be a physically backed gold exchange-traded fund.    Tom Lydon: Yeah, absolutely. I’ll never forget seeing Bob Pisani in that vault in London taking pictures of all the gold. And I’ll tell you, from that point forward, gentlemen, that’s on my bucket list. I’d love to just be in there and see that, and then make sure I take — when I come out, get all the flakes off my suit just because I know it’s got to be floating around. But anyway, I’ve got another question from Walter: “IRS considers some gold investments collectibles and are taxed at 28 percent capital gain. Which ones are not taxed this way?”    George M-Stanley:    I don’t know of any that are not that are available in the United States. The 1997 Taxpayer Relief Act has a lot to answer for because it was that act which, in one paragraph, removed gold — and that would have included GLD had it been in existence at the time — it removed gold from the “collectible” category provided it met certain criteria: being at least 99.5 pure and being held in a registered custodian.    It removed gold from the “collectible” category for all retirement plans — IRAs, 401(k)s, anything else that you may have — but it left gold in the “collectible” category for long-term capital-gains tax. That’s dumb. It’s an anomaly that Congress created. And unfortunately, only Congress can amend the legislation to correct the anomaly that Congress created back in 1997.    To my mind, it’s a great pity, but that’s the situation. Congress did it. If you don’t like it, call your congressman.    Tom Lydon: Okay. JC, back to you. Here’s the point: “With jewelry demand making up 54 percent of the total demand So as demand overall

picks up with commodity cycles, how does gold not follow commodity cycles?”        JC Artigas: Actually, that’s a great question. So gold, as I describe it, has a dual nature, unlike many other assets. So gold is unique. I think you really need to look at it from [unintelligible] perspective. Now, gold has a dual nature. On the one hand, it’s a consumer, it’s a luxury good.    And from that perspective, it’s driven by income growth and so on. But what gold has that pretty much no other asset has is that it’s also an investment [and as a] safe haven. And therefore, it tends to be countercyclical on its investment demand. There’s a pull and a push between these two aspects.    Now, the long-term trend is driven by consumer demand and by long-term investments. That is what gives gold its long-term returns. Now, investment demand tends to move in countercyclical cycles. You tend to see it much more when there’s higher uncertainty and volatility.    And a very simple explanation on why investment perhaps weighs more or has more impact in short-term price discovery is because there’s also the derivatives market. So right now we’re talking about physical demand for gold, jewelry being 54 percent of gold demand, and investment demand over the long run, which doesn’t necessarily mean that it’s every quarter but over the long term, about 30 percent.

In addition to that, there’s demand for gold or gold positioning through derivatives markets. That can influence price discovery and can influence how gold behaves in the short term. In other words, when you look at gold, you have this dual nature that doesn’t appear often. So to summarize, gold has a dual nature: consumer good but also investment.        And those two things, on the one hand, form the trend for gold but also the countercyclical aspect or the countercyclical cycle that moves around that trend.    Tom Lydon: Great. JC, thank you. Gentlemen, I know we could continue to go on. We have a lot more questions we weren’t able to tackle. If you put in a question and it wasn’t answered, somebody from State Street Global Advisors will contact you in the next 24-48 hours.    We want to make sure you get all your questions answered. I want to thank all the advisors that took time out of your day to be here. Again, a great educational session today, so thank you. I want to thank State Street Global Advisors, World Gold Council for sponsoring today’s webcast. Juan Carlos, George, excellent job, gentlemen. Thank you very, very much, and look forward to having you both back again soon. And hope you all enjoy the rest of your day.    George M-Stanley: Thank you, Tom.

JC Artigas: Thank you.        [End of recorded material]

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.